Exhibit 16.1

October 25, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Current Report on Form 8-K/A of Cell Therapeutics, Inc. dated October 1, 2010, to be filed with the Securities and Exchange Commission on October 25, 2010. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree to disagree with other statements of Cell Therapeutics, Inc. contained therein.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.